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     Exhibit 23


     The Board of Directors
     Service Systems International, Ltd.:


We consent to the use of our report dated November 10, 1998 relating to the cosolidated balance sheets of Service Systems International, Ltd. and subsidiary as of August 31, 1998 and 1997 and the related consolidated statements of operations and deficit, and cash flows for the years ended August 31, 1998 and 1997, which report appears in the August 31, 1998 annual report on Form 10-KSB of Service Systems International, Ltd.

                                         /s/ ELLIOTT TULK PRYCE ANDERSON

Vancouver, BC, Canada
November 23, 1998

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